REVOLVING CONVERTIBLE PROMISSORY NOTE

$2,000,000

Frederick, Maryland
January 1, 2005

FOR VALUE RECEIVED, subject to the terms and conditions hereinafter set forth, the undersigned, BioElectronics Corporation, a Maryland corporation (the "Company" and/or the "Borrower"), hereby promises to pay to the order of Ibex, LLC, A Virginia Limited Liability Company (the "Holder"), at its office at 20417 Plainfield Street, Ashburn, Va., or such other address as the Holder shall specify in writing to the Borrower, in lawful money of the United States and in immediately available funds, the principal amount of Two Million Dollars ($2,000,000.00) or the aggregate unpaid principal balance of all amounts from time to time outstanding hereunder as set forth in the Schedule to Revolving Convertible Promissory Note attached hereto as Exhibit A and by this reference incorporated herein, whichever is less, in accordance with the provisions of that certain Loan Agreement, dated as of January 1, 2005, among the Holder and the Borrower (as at any time amended, supplemented or modified, the "Loan Agreement"). This Revolving Convertible Promissory Note (this "Revolving Convertible Promissory Note") is the "Revolving Convertible Promissory Note" referred to in the Loan Agreement, the terms and conditions of which are hereby incorporated herein by reference. Capitalized terms not otherwise defined in this Revolving Convertible Promissory Note shall have the meanings specified in the Loan Agreement.

SECTION 1. PAYMENT OBLIGATION. If not sooner converted into "Common Stock" (as defined in Section 2.1 below) of the Company in accordance with Section 2.1 below, the principal amount of this Revolving Convertible Promissory Note shall be due and payable on January 1, 2015 (the "Maturity Date"). Interest shall be paid on the principal amount from the date Holder actually advances funds under the Loan Agreement of January 1, 2005 until paid as provided herein. Borrower shall pay interest on the unpaid principal amount outstanding from time to time until paid at the rate of the Wall Street Journal published prime rate plus two percent (2%) adjusted quarterly (the "Interest Rate").

SECTION 2. CONVERSION.

2.1 Conversion. Subject to and upon compliance with the provisions of this Section 2.1, on the date (the "Conversion Date") on which the Borrower meets the conditions listed in Section 2.2 of this Revolving Convertible Promissory Note the Holder may at its option, either in whole or in part, convert into, and shall be entitled to receive in lieu of payment of the indebtedness evidenced hereby, a number of shares of "Common Stock" (as defined below) equal to the quotient of (i) a sum equal to the outstanding amount of this Revolving Convertible Promissory Note the Holder elects to convert, divided by (ii) the "Conversion Price" (as defined in Section 2.7 below) in effect at the Conversion Date. As used in this Revolving Convertible Promissory Note, the term "Common Stock" means, as of the applicable time, the single class of Common Stock of the Company.

2.2 Conversion Conditions. The Board of Directors of the Company has duly adopted resolutions (i) approving the terms of the Loan Agreement and certain related documents (collectively, the "Debt, Conversion Documents") and the terms of the debt conversion and related transactions described therein (collectively, the "Debt Conversion Transactions"), and (ii) setting forth amendments (the "Proposed Amendments") to the Certificate of Incorporation of the Company to authorize an increase in the authorized number of shares of Common Stock of the Company.

Subject to the fiduciary duties of their respective directors, officers and agents under applicable law, the Company and the Holder shall use their reasonable best efforts promptly to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to satisfy the Conversion Conditions. Upon fulfillment of the Conversion Conditions, the Company shall promptly notify the Holder to that effect.

2.3 Issuance of Certificates. As promptly after a Conversion as reasonably practicable, the Company shall instruct its transfer agent to issue and deliver to the Holder at the address of the Holder set forth on the Company's records, without any charge to the Holder, a certificate or certificates (issued in the name of the Holder or, subject to the provisions of Section hereof, in such name as the Holder may designate) for the number of full shares of Common Stock of the Company issuable upon any conversion of this Revolving Convertible Promissory Note.

2.4 Status on Conversion. Upon any conversion of this Revolving Convertible Promissory Note, the Holder shall be deemed to have become the stockholder of record of the shares of Common Stock into which this Revolving Convertible Promissory Note is converted upon a Conversion (unless the transfer books of the Company are closed on that date, in which event the Holder shall be deemed to have become the stockholder of record on the next succeeding day on which the transfer books are open and the conversion shall be at the rate in effect on such date).

2.5 Taxes Upon Conversion. The Company shall pay any and all taxes (other than taxes in respect of income or gross receipts) that may be payable in respect of the issuance or delivery of any shares of Common Stock on conversion of this Revolving Convertible Promissory Note. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that of the Holder, and the Company shall not be required to issue or deliver such shares of Common Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such taxes have been paid.

2.6 Elimination of Fractional Interests. No fractional shares of Common Stock shall be issued upon conversion of this Revolving Convertible Promissory Note, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of Common Stock shall be rounded up to the nearest whole share.

2.7 Conversion Price. The initial Conversion Price of this Revolving Convertible Promissory Note shall be Five Cents ($0.05) per share. The Conversion Price shall be adjusted from time to time as follows:

(a) if the Company shall at any time after the date hereof (i) issue any shares of Common Stock (or "Common Stock Equivalents", as defined in Section 9. 1 below) by way of a dividend or other distribution on any stock of the Company and without consideration, or (ii) subdivide or combine its outstanding shares of Common Stock or Common Stock Equivalents, the Conversion Price shall be adjusted by multiplying (x) the Conversion Price in effect immediately prior to the adjustment by (y) a fraction, the numerator of which is the total number of shares of Common Stock, or Common Stock Equivalents, as applicable, outstanding immediately before the issuance of shares, and the denominator of which is the total number of shares of Common Stock, or Common Stock Equivalents, as applicable, outstanding immediately after such issuance or sale. For the purposes of any computation to be made in accordance with this Section 2., shares of Common Stock, or Common Stock Equivalents, issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution.

(b) if the Company shall sell or issue Common Stock or Common Stock Equivalents (other than pursuant to transactions described in Section 2.7(a) above), or rights, options, warrants or convertible securities (or options to purchase convertible securities) containing the right to subscribe for or purchase shares of Common Stock or Common Stock Equivalents, for a consideration per share less than the "Market Value" (as defined in Section 8.1 below) per share of the Common Stock immediately prior to the date of such sale or issuance (which date, in the event of distribution to stockholders, shall be deemed to be the record date set by the Company to determine stockholders entitled to participate in such distribution), the Conversion Price shall be adjusted so that the Conversion Price shall equal such consideration per share. For purposes of the foregoing adjustment, the consideration per share in the case of rights, options, warrants and convertible securities (or options to purchase convertible securities), shall be determined by dividing (i) the total amount received or receivable by the Company in consideration of the sale or issuance of the rights, options, warrants and convertible securities (or options to purchase convertible securities) plus the total consideration payable to the Company upon conversion or exercise thereof, by (ii) the total number of shares of Common Stock covered by (or issuable on conversion of the Common Stock Equivalents covered by) such rights, options, warrants and convertible securities.

(c) if the Company shall, in lieu of payment of indebtedness under this Revolving Promissory Note, issue shares of Common Stock to the Holder, which are not freely transferable at the time of issuance, the Conversion Price shall be discounted to reflect such restriction. Any such discount will be negotiated on a case by case basis between the Holder and the Company to reflect then current market conditions. Both Holder and Company must expressly accept the discounted Conversion Price.

2.8 Effect of Reclassification. Consolidation, Merger, etc, In case of the reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from no par value to par value or vice versa, or as a result of a subdivision or combination), or in the case of

any consolidation or merger of the Company with or into a corporation (other than a consolidation or merger into which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding shares of Common Stock except a change as a result of a subdivision or combination of such shares or a change in par value as described above), or in the case of a sale or conveyance to another corporation of all or substantially all of the assets of the Company, this Revolving Convertible Promissory Note shall be converted on the Conversion Date into the kind and number of shares of stock and/or other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which this Revolving Convertible Promissory Note might have been converted immediately before the time of determination of the stockholders of the Company entitled to receive such shares of stock and/or other securities or property. The Company shall be obligated to retain and set aside, or otherwise make fair provision for exercise of the right of the Holder to receive, the shares of stock and/or other securities or property provided for in this Section 2.8.

2.9 Reservation and Listing of Shares for Issuance. The Company shall at all times from and after the first date on which the Conversion Conditions are satisfied, reserve and keep available out of its authorized and unissued shares of Common Stock, for the purpose of effecting the conversion of this Revolving Convertible Promissory Note, such number of its duly authorized shares as shall from time to time be sufficient to effect the conversion of this Revolving Convertible Promissory Note. The Company covenants that all shares of Common Stock issued upon conversion of this Revolving Convertible Promissory Note in compliance with the terms hereof will be duly and validly issued and fully paid and non-assessable. From and after the first date on which the Conversion Conditions are satisfied, and as long as this Revolving Convertible Promissory Note shall be outstanding, the Company shall use its reasonable best efforts to cause all shares of Common Stock issuable upon conversion of this Revolving Convertible Promissory Note to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Stock is then listed.

SECTION 3. AMOUNT

This is a Revolving Convertible Note and Holder recognizes that the outstanding balance of principal may, from time to time, be less than the face amount stated herein but in no event, shall the amount of principal exceed the face amount stated in this Revolving Convertible Note. Payments will be made from time to time as provided for in the Loan Agreement.

SECTION 4. TRANSFER, EXCHANGE AND REPLACEMENT OF NOTE.

This Revolving Convertible Promissory Note shall be transferable only on the note register of the Company maintained at the office of the Company's transfer agent or at the principal executive office of the Company, upon delivery thereof duly endorsed by, or accompanied (if required by the Company) by proper evidence of succession, assignment or authority to transfer executed by the Holder, in each case accompanied by any necessary transfer tax imposed upon transfer or evidence thereof. Upon any registration of transfer, the Borrower shall execute a new Revolving Convertible Promissory Note to the person entitled thereto. The Borrower may deem and treat the person in whose name this Revolving Convertible Promissory Note is registered as the

absolute, true and lawful owner of this Revolving Convertible Promissory Note for all purposes. Upon receipt by the Borrower of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of this Revolving Convertible Promissory Note, the Borrower shall make and deliver a new Revolving Convertible Promissory Note of like tenor, in lieu of this Revolving Convertible Promissory Note, if (i) in case of loss, theft or destruction, the Borrower receive indemnity or security reasonably satisfactory to them, (ii) the Borrower are reimbursed for all reasonable expenses incidental to such replacement, and (iii) this Revolving Convertible Promissory Note is surrendered and cancelled, if mutilated.

SECTION 5. PREPAYMENT.

Neither the principal amount, the accrued interest nor any costs associated with this Revolving Convertible Promissory Note may be prepaid, in whole or in part, without written consent of the Holder.

SECTION 6. ADVANCES.

Holder shall be under no obligation to make any advance to Borrower hereunder. All advances of the Holder made to the Borrower hereunder and all payments or prepayments made on account of principal thereof or interest thereon shall be recorded by Holder and endorsed on the grid schedule attached hereto, which is made a part of this Revolving Convertible Promissory Note; provided, however, that the failure of Holder to make any such endorsement or make such endorsements correctly shall not in any manner affect the obligation of the Borrower to repay the Revolving Loan in accordance with the terms hereof, or the terms of the Loan Agreement.

SECTION 7. DEFAULTS AND REMEDIES.

7.1 Events of Default. The occurrence and continuance of any one or more of the following events shall constitute an "Event of Default" hereunder:

(a) the Borrower fails to pay any amount due under this Revolving Convertible Promissory Note within two days of the date when due;

(b) the Borrower fails to observe, perform or comply with any covenant, agreement or term contained in this Revolving Convertible Promissory Note and, if subject to remedy, the same is not remedied within 30 days after written notice from the Holder; provided, however, that such 30-day period shall be extended for an additional 30 days so long as within such initial 30-day period the Borrower has commenced to cure and is proceeding with due diligence to cure such failure; or

(c) Borrower makes a general assignment for the benefit of creditors; any proceeding is instituted by or against either Borrower seeking to adjudicate it a bankrupt or insolvent, seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debts, or seeking the entry of an order for relief

or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, provided that, in any such case, if the same is dismissed or vacated within 60 days of being instituted, then any such default shall be deemed cured; or Borrower takes any corporate action to authorize any of the actions set forth above.

7.2 Remedies. Upon any "Event of Default" as defined in Section 7.1 above, the Holder may, at its sole option, declare the entire amount of principal and accrued, unpaid interest on this Revolving Convertible Promissory Note (if any) immediately due and payable, by written notice to the Borrower, in which event the Borrower immediately shall pay to the Holder the entire unpaid principal balance of this Revolving Convertible Promissory Note together with accrued, unpaid interest thereon to the date of such payment. No delay or omission of the Holder to exercise any right or power occurring upon any Event of Default hereunder shall impair any such right or power or shall be construed as a waiver of any such Event of Default or an acquiescence therein. To the fullest extent permitted by law, the Holder's rights and remedies under this Revolving Convertible Promissory Note shall be cumulative, and the Holder shall have all other rights and remedies not inconsistent herewith as are provided under the Uniform Commercial Code as in effect in the relevant jurisdictions, by law or in equity. No exercise by the Holder of one right or remedy shall be deemed an election, no waiver by the Holder of any default on the part of the Borrower shall be deemed a continuing waiver, and no delay by the Holder shall constitute a waiver, election or acquiescence by it.

7.3 Waivers. The Borrower waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and delinquence in taking any action to collect any sums owing under this Revolving Convertible Promissory Note or in a proceeding against any of the rights or interests in or to properties securing payment of this Revolving Convertible Promissory Note.

SECTION 8. MISCELLANEOUS.

8.1 Definitions. As used herein, the following terms shall have the following meanings:

"Closing Price" on a given day shall mean the last sale price regular way or, in case no such reported sales take place on such day, the average of the last reported bid and ask price, regular way, in either case by Bloomberg L.P. for the OTC Bulletin Board, American Stock Exchange or Nasdaq SmallCap Market which the shares of Common Stock are admitted to trading or listed, if not so available, the fair market price as reasonably determined by the Board of Directors of the Company.

"Common Stock Equivalents" shall mean securities that are convertible into or exchangeable or exercisable for shares of Common Stock.

"Market Value" per share of Common Stock at any date shall mean the average of the daily Closing Price for the Common Stock for the 10 Trading Days before such date.

"Person" shall mean any individual or entity, including without Limitation any corporation, partnership, joint venture or trust.

"Subsidiary" shall mean any corporation or association of which the Company or one or more of its Subsidiaries owns at least a majority of the outstanding voting stock or other equity interest having by its terms ordinary voting power to elect a majority of the board of directors of such corporation or association.

"Trading Day" shall mean a day on which the principal national securities exchange on which shares of Common Stock of the Company are listed or admitted to trading is open for the transaction of business or, if the shares of such Common Stock are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, City and State of New York, are not authorized or obligated by law or executive order to close.

8.2 Merger, Consolidation and Sale. Nothing contained in this Revolving Convertible Promissory Note shall prevent any consolidation or merger of a Borrower with or into any other corporation or corporations (whether or not affiliated with the Borrower) or successive consolidations or mergers in which a Borrower or its successor or successors shall be a party or parties, or shall prevent any sale or conveyance of all or any substantial portion of the assets of a Borrower to any other corporation (whether or not affiliated with the Borrower) authorized to acquire and operate the same.

8.3 Notices. Any and all notices, requests, demands, designations, consents, offers, acceptances or any other communications to be given by any party to any other party under the terms and conditions of this Revolving Convertible Promissory Note shall be in writing and personally delivered, or sent by first class mail, registered or certified, postage pre-paid, or sent by reputable overnight courier service, facsimile, telecopy or telex, addressed as follows, or to such other address as may be designated in writing by the party to which notice is to be sent:

If to the Borrower, to:

BioElectronics Corporation
401 Rosemont Avenue, Rosenstock Hall
Frederick, Maryland 21703
Attention: Chief Financial Officer

If to the Holder, to:

Ibex, LLC
20417 Plainfield Street
Ashburn, Virginia 20147
Attention: Kelly Lorenz, President

Each such or other communication notice shall be deemed to be given (a) when received if personally delivered or sent by facsimile, telecopy or telex; (b) three days after deposit in the United States mail, first class, registered or certified, postage pre-paid and addressed as set forth herein, or (c) 48 hours after deposit with a reputable overnight courier service, charges pre-paid and addressed as set forth herein.

8.4 Successors. All the covenants, agreements, representations and warranties contained in this Revolving Convertible Promissory Note shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors and assigns.

8.5 Governing Law. This Revolving Convertible Promissory Note is delivered in the State of Maryland and shall be construed and enforced in accordance with, and governed by, the laws of the State of Maryland without application of the conflict of laws provisions or principles thereof. All persons and entities in any manner obligated under this Revolving Convertible Promissory Note hereby consent to the jurisdiction of any federal or state court within the State of Maryland having proper venue, and also consent to service of process by any means authorized by federal or Maryland law.

8.6 Headings. The Section headings in this Revolving Convertible Promissory Note are inserted for purposes of convenience only, and shall not affect in any way the meaning or interpretation hereof.

8.7 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Revolving Convertible Promissory Note or the rights and duties of the parties in relation hereto, the prevailing party will be entitled, in addition to any other relief granted, to all costs and expenses incurred by such prevailing party, including, without limitation, all reasonable attorneys' fees.

8.8 Time of the Essence. Time is of the essence with respect to every provision hereof.

8.9 Usury. Notwithstanding any other provision of this Revolving Convertible Promissory Note to the contrary, all agreements among the Borrower and the Holder are expressly limited, so that in no event or contingency whatsoever, whether by reason of the advancement of the proceeds of this Revolving Convertible Promissory Note, acceleration of maturity of the unpaid principal balance, the addition of accrued interest to principal or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance or detention of the money to be advanced under this Revolving Convertible Promissory Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances whatsoever, fulfillment of any provision of this Revolving Convertible Promissory Note or any other agreement pertaining to this Revolving Convertible Promissory Note, after timely performance of such provision is due, shall involve transcending the Limit of validity prescribed by law which a court of competent jurisdiction deems applicable, then the obligations to be fulfilled shall be reduced to the limit of such validity, and if, under any circumstances whatsoever, the Holder shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall not be required to be paid by the Borrower, and the Holder shall hold in trust and return to the Borrower any interest paid hereunder in excess of the highest lawful rate.

8.10 Endorsement of Schedule. The Borrower hereby authorizes the Holder to endorse on the Schedule all loans made to the Borrower evidenced hereby in accordance with the Loan Agreement, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal balance under this Revolving Convertible Promissory Note; provided, however, that the failure to make an endorsement or the inaccuracy of any endorsement shall not limit or otherwise affect the obligations of the Borrower under the Loan Agreement or this Revolving Convertible Promissory Note.

IN WITNESS WHEREOF, the parties have executed this Revolving Convertible Promissory Note as of the date first above written.

Bio Electronics Corporation

By:

Its: President

"Borrower"

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

Ibex, LLC

By: Kelly Lorenz
President

"Holder"

EXHIBIT A

SCHEDULE TO REVOLVING CONVERTIBLE PROMISSORY NOTE

Date	Amount of Loan	Unpaid Principal Balance of Revolving Convertible Promissory Note	Borrowing Availability Under Revolving Convertible Promissory Note	Name of Person Making Notation
	$0	$0	$2,000,000	

